Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

LEGACY VENTURES INTERNATIONAL, INC.

NEXALIN TECHNOLOGY, INC.

and

THE SHAREHOLDERS OF

NEXALIN TECHNOLOGY, INC.

NAMED HEREIN

Dated as of September 1, 2017

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of September 1, 2017, is by and among Legacy Ventures International, Inc., a Nevada corporation (“LGYV”), Nexalin Technology, Inc., a Nevada corporation (“NEXALIN”), and the shareholders of NEXALIN (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.         LGYV is a publicly traded corporation quoted on the OTC Markets (the “OTC”).

B.          LGYV has approximately 315,064 shares of common stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. NEXALIN has approximately 51 million shares of common stock issued and outstanding, together with additional shares issuable to service providers and with respect with outstanding options and convertible securities (the “NEXALIN Stock”), issued and outstanding, which shares are owned by the Shareholders. The Shareholders are the record and beneficial owner of the number of shares of NEXALIN Stock, or the right to receive such shares, set forth opposite such Shareholder’s name on Annex A hereto.

C.          The Shareholders (and certain other stakeholders of the Company) have agreed to transfer all of their shares of NEXALIN Stock, or the right to receive such stock, in exchange for units (the “Units”) consisting of an aggregate of approximately 25,000,000 newly issued shares of the Common Stock, $0.001 par value, of LGYV (the “LGYV Stock”) and warrants (the “Warrants”) to purchase an aggregate of approximately 25,000,000 newly issued shares of the Common Stock, $0.001 par value, of LGYV (the “Warrant Shares”). In the aggregate, the shares of LGYV Stock issuable to the Shareholders and consultants will be approximately ninety-nine percent (99%) of the issued and outstanding capital stock of LGYV as of and immediately after the Closing. The Company shall also reserve up to 5 million additional shares for issuance to management, employees and consultants following the Closing in the ordinary course of business pursuant to a stock incentive plan.

D.          The Board of Directors of each of LGYV and NEXALIN has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1.        Exchange by the Shareholders. At the Closing, each of the Shareholders shall sell, transfer, convey, assign and deliver to LGYV its NEXALIN Stock free and clear of all Liens in exchange for its pro rata portion of the LGYV Stock and Warrants at the approximate exchange ratio of 0.477 shares of LGYV stock for each share of NEXLAIN stock, together with an equivalent number of Warrants. Approximately 2 million shares of Common Stock will be issued to other stakeholders of the Company in connection with the share exchange transaction. The Warrants will be in substantially the form attached hereto as Exhibit A.

1.2.         Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC in Irvine, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholder

Each Shareholder, severally, hereby represents and warrants to LGYV with respect to itself, as follows.

2.1.         Good Title. The Shareholder is the record and beneficial owner, and has good title to its NEXALIN Stock, with the right and authority to sell and deliver such NEXALIN Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of LGYV as the new owner of such NEXALIN Stock in the share register of NEXALIN, LGYV will receive good title to such NEXALIN Stock, free and clear of all Liens.

2.2.         Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3.         No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder ; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4.         Litigation. There is no pending proceeding against the Shareholder that involves the NEXALIN Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.         No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6.         Purchase Entirely for Own Account. The LGYV Stock, Warrants and Warrant Shares (the “Securities”) proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Units, except in compliance with applicable securities laws.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

2.7.         Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in LGYV.

2.8.         Non-Registration. The Shareholder understands that the Securities have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s ’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Securities in accordance with LGYV’s charter documents or the laws of its jurisdiction of incorporation.

2.9.         Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Securities is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10.       Accredited Investor. The Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

2.11.       Legends. The Shareholder hereby agrees with LGYV that the Securities will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

2.12.       Additional Legend; Consent. Additionally, the Securities will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to LGYV making a notation on its records or giving instructions to any transfer agent of Securities in order to implement the restrictions on transfer of the Shares.

ARTICLE III

Representations and Warranties of NEXALIN

NEXALIN represents and warrants as follows to LGYV.

3.1.         Organization, Standing and Power. NEXALIN and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on NEXALIN, a material adverse effect on the ability of NEXALIN to perform its obligations under this Agreement or on the ability of NEXALIN to consummate the Transactions (a “NEXALIN Material Adverse Effect”). NEXALIN and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a NEXALIN Material Adverse Effect. NEXALIN has delivered to LGYV true and complete copies of the NEXALIN Charter, the NEXALIN Bylaws, and the comparable charter, organizational documents and other constituent NEXALIN Options of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.         Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by NEXALIN, by another subsidiary of NEXALIN or by NEXALIN and another subsidiary of NEXALIN, free and clear of all Liens. Except for its interests in its subsidiaries, NEXALIN does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.         Capital Structure. The authorized capital stock of NEXALIN consists of 100,000,000 shares of common stock. As of the date hereof, 51,211,334 shares of common stock are issued and outstanding, including shares issuable with respect to outstanding options and convertible debentures. No shares of capital stock or other voting securities of NEXALIN are issued, reserved for issuance or outstanding. NEXALIN is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of NEXALIN and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of organization, the NEXALIN Charter, the NEXALIN Bylaws or any Contract to which NEXALIN is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of NEXALIN or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of NEXALIN’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting NEXALIN Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which NEXALIN or any of its subsidiaries is a party or by which any of them is bound (a) obligating NEXALIN or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, NEXALIN or any of its subsidiaries or any Voting NEXALIN Debt, (b) obligating NEXALIN or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of NEXALIN or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of NEXALIN to repurchase, redeem or otherwise acquire any shares of capital stock of NEXALIN

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

3.4.        Authority; Execution and Delivery; Enforceability. NEXALIN has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by NEXALIN of this Agreement and the consummation by NEXALIN of the Transactions have been duly authorized and approved by the Board of Directors of NEXALIN and no other corporate proceedings on the part of NEXALIN are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against NEXALIN in accordance with its terms., except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5.         No Conflicts; Consents. The execution and delivery by NEXALIN of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of NEXALIN or any of its subsidiaries under, any provision of (i) the NEXALIN Charter, the NEXALIN Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which NEXALIN or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to NEXALIN or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a NEXALIN Material Adverse Effect.

3.6.         Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to NEXALIN or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. NEXALIN and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a NEXALIN Material Adverse Effect.

3.7.         Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of NEXALIN or any of its subsidiaries.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

3.8.         Investment Company. NEXALIN is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.9.         Foreign Corrupt Practices. Neither NEXALIN, nor any of its subsidiaries, nor, to NEXALIN’s knowledge, any director, officer, agent, employee or other person acting on behalf of NEXALIN or any of its subsidiaries has, in the course of its actions for, or on behalf of, NEXALIN (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.10.       Disclosure. All disclosure provided to LGYV regarding NEXALIN, its business and the Transactions, furnished by or on behalf of NEXALIN (including NEXALIN’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.11.       No Additional Agreements. NEXALIN does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of LGYV

LGYV represents and warrants as follows to the Shareholders and NEXALIN.

4.1.         Organization, Standing and Power. LGYV is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on LGYV, a material adverse effect on the ability of LGYV to perform its obligations under this Agreement or on the ability of LGYV to consummate the Transactions (a “LGYV Material Adverse Effect”). LGYV is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a LGYV Material Adverse Effect. LGYV has delivered to NEXALIN true and complete copies of the LGYV Charter and the LGYV Bylaws, as amended through date of this Agreement.

4.2.         Subsidiaries. LGYV, has no subsidiaries.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

4.3.         Capital Structure. The authorized capital stock of LGYV consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date hereof, 315,064 shares of common stock are issued and outstanding, and no shares of preferred stock are outstanding. No shares of capital stock or other voting securities of LGYV are issued, reserved for issuance or outstanding, other than up to 5 million shares reserved for issuance pursuant to the proposed stock incentive plan. There are not any bonds, debentures, notes or other indebtedness of NEXALIN or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of LGYV’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting LGYV Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which LGYV or any of its subsidiaries is a party or by which any of them is bound (a) obligating LGYV or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, LGYV or any of its subsidiaries or any Voting LGYV Debt, (b) obligating LGYV or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of LGYV or of any of its subsidiaries, other than three outstanding convertible notes in the aggregate principal amount of $520,000, which are convertible, in the aggregate, into 25% of the outstanding shares of common stock of LGYV immediately following such conversion. As of the date of this Agreement, there are not any outstanding contractual obligations of LGYV to repurchase, redeem or otherwise acquire any shares of capital stock of LGYV.

4.4.         Authority; Execution and Delivery; Enforceability. The execution and delivery by LGYV of this Agreement and the consummation by LGYV of the Transactions have been duly authorized and approved by the Board of Directors of LGYV and the holders of a majority of its capital stock and no other corporate proceedings on the part of LGYV are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of LGYV, enforceable against LGYV in accordance with the terms hereof.

4.5.         No Conflicts; Consents. The execution and delivery by LGYV of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of LGYV under, any provision of (i) the LGYV Charter or LGYV Bylaws, (ii) any material Contract to which LGYV is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to LGYV or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a LGYV Material Adverse Effect.

4.6.         Disclosure. All disclosure provided to the Shareholder regarding LGYV, its business and the Transactions, furnished by or on behalf of LGYV (including LGYV’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.7.         No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to LGYV, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by LGYV under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by LGYV of its common stock and which has not been publicly announced.

4.8.         No Additional Agreements. LGYV does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

ARTICLE V
Conditions to Closing

5.1.         LGYV Conditions Precedent. The obligations of the Shareholders and NEXALIN to enter into and complete the Closing are subject, at the option of the Shareholders (acting by majority thereof) and NEXALIN, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by NEXALIN and the Shareholder in writing.

(a)          Representations and Covenants. The representations and warranties of LGYV contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. LGYV shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by LGYV on or prior to the Closing Date.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of NEXALIN or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of LGYV.

(c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LGYV for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by LGYV, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a LGYV Material Adverse Effect.

(d)          Satisfactory Completion of Due Diligence. NEXALIN and the Shareholder shall have completed their legal, accounting and business due diligence of LGYV and the results thereof shall be satisfactory to NEXALIN and the Shareholder in their sole and absolute discretion.

(e)          Issuance of Shares and Warrants. At or within five (5) business days following the Closing, LGYV shall deliver to the Shareholder a certificate representing the new shares of LGYV Stock and the Warrants will be issued to such Shareholder.

(f)          Such other documents as NEXALIN may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.2.         NEXALIN and Shareholders Conditions Precedent. The obligations of LGYV to enter into and complete the Closing is subject, at the option of LGYV, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by LGYV in writing.

(a)          Representations and Covenants. The representations and warranties of the Shareholders and NEXALIN contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and NEXALIN shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and NEXALIN on or prior to the Closing Date.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of LGYV, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of NEXALIN.

(c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or NEXALIN for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or NEXALIN, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an NEXALIN Material Adverse Effect.

(d)          Satisfactory Completion of Due Diligence. LGYV shall have completed its legal, accounting and business due diligence of NEXALIN and the Shareholder and the results thereof shall be satisfactory to LGYV in its sole and absolute discretion.

(e)          Share Transfer Documents. The Shareholder shall have delivered to LGYV the original certificate(s) representing its NEXALIN Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholder of its NEXALIN Stock to LGYV.

ARTICLE VI

Covenants

6.1.         Blue Sky Laws. LGYV shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Securities in connection with this Agreement.

6.2.         Public Announcements. LGYV and NEXALIN will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.         Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.         Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

6.5          Sale Restriction.

(a)          Each Shareholder hereby agrees that for the period beginning on the date hereof and ending twelve months (12) months from the FINRA Approval, as defined below (the “Restricted Period”), the Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares or any options, warrants or other rights to purchase shares or any other security of the Company which Shareholder owns or has a right to acquire as of the date hereof (collectively, the “Lockup Shares”). Any subsequent issuance to and/or acquisition by Shareholder of shares or options or instruments convertible into shares will be subject to the provisions of this Agreement. Notwithstanding the foregoing restrictions on transfer, the Shareholder may, at any time and from time to time during the Restricted Period, transfer the shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Shareholder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Shareholder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin. The term “FINRA Approval” means the date of approval by FINRA of the Company’s name change and issuance of a new trading symbol.

(b)          Beginning on the first day of the twelfth (12th) month after FINRA Approval, the restrictions on sale of the Lockup Shares set forth herein shall terminate with respect to twenty (20) percent of the Lockup Shares, and on each month thereafter the restrictions with respect to an additional ten (10) percent of the original amount of the Lockup Shares will terminate; such that after nine (9) months all Lockup Shares will be free of the restrictions herein.

(c)          During the Restricted Period, the Shareholder shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

(d)          The Company is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized and required to decline to make any transfer of the common stock if such transfer would constitute a violation or breach of this Agreement and/or the Purchase Agreement.

ARTICLE VII
Miscellaneous

7.1.         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

7.2.         Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by NEXALIN, LGYV and the Shareholder.

7.5.         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, LGYV and NEXALIN will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

7.6.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.7.         Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.8.         Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.9.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

[Signature Page Follows]

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LEGACY VENTURES INTERNATIONAL, INC.

By:
Name:	Randall Letcavage
Title:	CEO

NEXALIN TECHNOLOGY, INC.

By:
Name:
Title:

SHAREHOLDERS:

By:
Name:
Number of Nexalin Shares: ______________

[Signature Page to Share Exchange Agreement]

[This Agreement may be executed in one or more counterparts]

Legacy Ventures International, Inc. Nexalin Technology, Inc. SHARE EXCHANGE AGREEMENT September 1, 2017

ANNEX A

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“LGYV Bylaws” means the Bylaws of LGYV, as amended to the date of this Agreement.

“LGYV Charter” means the Articles of Incorporation of LGYV, as amended to the date of this Agreement.

“NEXALIN Bylaws” means the Bylaws of NEXALIN, as amended to the date of this Agreement.

“NEXALIN Charter” means the Articles of Incorporation of NEXALIN, as amended to the date of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

-13-